Exhibit 10.45

Gemstar-TV Guide International, Inc.

Non-Employee Director Compensation Policy

Type of Compensation	Amount
Annual retainer	$30,000 Cash or restricted stock units
Board meeting fee	$1,000 cash
Committee meeting fees for Compensation and Nominating Committees	$1,000 cash
Committee meeting fees for Audit Committee	$2,500 cash
Annual equity awards	Restricted stock units equal to $40,000[1]
Equity ownership guideline	Five (5) times proposed annual retainer amount (i.e., $150,000) in market value within five years of election to the Board of Directors[2]
Approximate annual value for outside directors	$90,000[3]

Annual Retainer: A Director may elect: 1) to have the retainer paid in cash (in a single payment) or 2) to receive restricted stock units equal to the cash amount.

•	Cash: $30,000 annually (paid in a single payment), or
•	Restricted Stock Units: The number of Units given would be determined by the stock price so as to provide $30,000 in value. For example, at a $4.50 stock price, the Director would be awarded 6,666 restricted stock units on January 1 of a given year.

Deferral elections need to be made prior to the end of the previous year. New directors will have 30 days from the time of election to the Board to make deferral elections for the current year.

Comments on Restricted Stock Units:

[1]	Annual equity awards will be made on the day of the annual stockholders’ meeting. For newly elected directors (i.e., directors not elected at an annual stockholders’ meeting) the amount of the award will be reduced pro rata based on the number of months served.

[2]	For existing directors, equity ownership guideline is expected to be met within five years of adoption of policy.

[3]	Calculation based on the assumption that 6 meetings of the Board of Directors and each committee are held per year.

Vesting and payout: Restricted stock units paid pursuant to the annual retainer will vest immediately upon grant. Stock units will be granted on the date compensation otherwise would be paid. The number of units credited will be based on Gemstar-TV Guide’s (the “Company”) stock price on the date the cash would otherwise be paid. Restricted stock units paid pursuant to the annual equity award will vest in 3 years with full vesting upon death, disability or retirement. The number of units credited will be based on the Company’s stock price on the date of grant. All stock units will be paid upon vesting unless an election to defer the award is made. Deferral elections need to be made prior to the date of the award. New directors will have 30 days from the time of election to the Board to make deferral elections for the current year. An election to defer must be made for a minimum of two years or until retirement from board service.

Dividends: Directors will receive dividend equivalents to be paid on the restricted stock units. The dividend equivalent will be credited to accounts and will be converted into additional restricted stock units.

Termination: Upon termination of Board service, vested restricted stock units will be settled through payment in the form of the Company’s stock.